UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                  Neuberger Berman Real Estate Income Fund Inc.
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             (Exact name of registrant as specified in its charter)

               Maryland                               55-0799916
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(State of incorporation or organization)  (I.R.S. Employer Identification No.)

           605 Third Avenue, Second Floor, New York, NY      10158
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             (Address of principal executive offices)      (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                Name of each exchange on which
         to be so registered                each class is to be registered
         -------------------                ------------------------------
     Common Stock Purchase Rights              New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        On March 22, 2007, the Board of Directors of Neuberger Berman Real Estate Income Fund Inc. (the "COMPANY") adopted a resolution declaring a dividend of one right (a "RIGHT") for each outstanding share of common stock, par value $.0001 per share (the "COMMON SHARES"), of the Company. The dividend was payable on March 26, 2007 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company six Common Shares at a price equal to the aggregate par value of such Common Shares, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of March 22, 2007 (the "RIGHTS AGREEMENT") between the Company and The Bank of New York, as Rights Agent (the "RIGHTS AGENT"). All capitalized terms used herein shall have the meanings set forth in the Rights Agreement.

        On July 16, 2007, the Board of Directors of the Company amended the Rights Agreement. Amendment No. 1 to Rights Agreement amends and restates
Section 7(a)(i) in its entirety so that it reads as follows:

               "(i) the Close of Business on July 18, 2007 (the "FINAL EXPIRATION DATE"),"

        Amendment No. 1 to Rights Agreement also amends and restates every reference to "July 20, 2007" to read "July 18, 2007".

        A copy of Amendment No. 1 to Rights Agreement is filed herewith as
Exhibit 4.1. This summary description of Amendment No. 1 to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1 to Rights Agreement, which is hereby incorporated herein by reference.

ITEM 2.    EXHIBITS.

       EXHIBIT NO.                        DESCRIPTION
       -----------                        -----------

           4.1 Form of Amendment No. 1 to March 22, 2007 Rights Agreement between the Company and the Rights Agent dated as of July 16, 2007

                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date as of:  July 16, 2007

                                 NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.


                                 By:  /s/ Robert Conti
                                    ------------------------------------------
                                 Name:  Robert Conti
                                 Title: Vice President

                                  EXHIBIT INDEX
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   EXHIBIT NO.                           DESCRIPTION
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       4.1 Form of Amendment No. 1 to March 22, 2007 Rights Agreement between the Company and the Rights Agent dated as of July 16, 2007